UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2019

CARDLYTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38386	26-3039436
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

675 Ponce de Leon Avenue NE, Suite 6000

Atlanta, GA 30308

(Address of principal executive offices, including zip code)

(888) 798-5802

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	CDLX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On September 10, 2019, Cardlytics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the underwriters (the “Underwriters”) and certain selling stockholders named therein, relating to the issuance and sale of 1,500,000 shares of the Company’s common stock by the Company and the sale of 1,194,365 shares of the Company’s common stock by certain selling stockholders. The price to the public in this offering is $34.00 per share, and the Underwriters have agreed to purchase the shares from the Company and the selling stockholders pursuant to the Underwriting Agreement at a price of $32.30 per share. The net proceeds to the Company from this offering are expected to be approximately $48.0 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of common stock by the selling stockholders. The offering is expected to close on or about September 13, 2019, subject to customary closing conditions. In addition, under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 404,154 shares of its common stock from the Company on the same terms and conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and selling stockholders, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

The offering is being made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-232861) previously filed with the Securities and Exchange Commission and a related prospectus and prospectus supplement. The foregoing is only a brief description of the terms of the Underwriting Agreement, does not purport to be a complete statement of the rights and obligations of the parties under the Underwriting Agreement and the transactions contemplated thereby, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 hereto. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

On September 9, 2019, the Company issued a press release announcing the offering. On September 10, 2019, the Company issued a press release announcing that it had priced the offering. Copies of the press releases are filed herewith as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Forward-Looking Statements

This report contains forward-looking statements, including statements relating to the Company’s expectations regarding the closing of the public offering. These forward-looking statements are based upon the Company’s current expectations. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no duty to update such information except as required under applicable law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated September 10, 2019, by and among Cardlytics, Inc., J.P. Morgan Securities LLC and BofA Securities, Inc. and certain selling stockholders named therein.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

99.1	Press Release, dated September 9, 2019.

99.2	Press Release, dated September 10, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cardlytics, Inc.

Date: September 12, 2019	By:	/s/ David Evans
David Evans
Chief Financial Officer